EXHIBIT 4.16


                      INDEMNITY AND SECURITY AGREEMENT



         MEMORANDUM OF AGREEMENT made as of the 14th day of December, 2001.



BETWEEN:

                           CEDARA SOFTWARE CORP.,
                           a corporation existing under the laws of the Province of Ontario,

                           (hereinafter referred to as the "Cedera")

                                  - and -

                           ANALOGIC CORPORATION,
                           a corporation existing under the laws of the State of Massachusetts,

                           (hereinafter referred to as "Analogic").



         WHEREAS the Cedera is indebted to Analogic pursuant to the terms of a promissory note in the principal amount of US $ 1 million dated the date of this agreement (the "Promissory Note");

         AND WHEREAS National Bank of Canada (the "Bank") has agreed to provide credit facilities to Cedara subject to the condition that Analogic provide the Bank with a letter of credit in the amount of Cdn. $ 10 million (the "Letter of Credit") entitling the Bank to drawdown amounts thereunder representing indebtedness owing by Cedara to the Bank;

         NOW THEREFORE this agreement witnesses that, in consideration of the provision by Analogic of the Letter of Credit and of the indebtedness evidenced by the Promissory Note and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Cedara), Cedara covenants and agrees as follows, and acknowledges and agrees that Analogic is relying on such covenants and agreements in providing the Letter of Credit and advancing the amounts evidenced by the Promissory Note:

1. Cedara covenants and agrees to indemnify and save harmless Analogic from any and all Losses suffered or incurred as a result of or arising directly or indirectly out of or in connection with:

         (a) the Letter of Credit, including, without limitation, all amounts drawn by the Bank under the Letter of Credit and all fees and other expenses incurred by Analogic in connection with the issuance and maintenance of the Letter of Credit;

         (b) all debts, liabilities, expenses, fees and other amounts owing by Cedara to Analogic under or in connection with the Promissory Note;

         (c) all Taxes (as defined below) imposed in connection with the Promissory Note or the Letter of Credit and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

         (d) the registration of the security granted below and the exercise by Analogic of its rights thereunder.

         "Losses" means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all reasonable legal and other professional fees and disbursements, interest and penalties) arising directly or indirectly as a consequence of any of the matters referred to in (a) to (d) above.

2. Cedara covenants to pay the amount of all Losses within five days' written notice from Analogic specifying the amount of such Losses. The amount of Losses specified in any such notice from Analogic shall be prima facie evidence of the amount of such Losses, and Cedara agrees not to dispute the amount of such Losses in the absence of evidence to the contrary. Cedara covenants and agrees to pay interest on the amount of any Losses not paid within the foregoing five-day period at an annual rate of interest equal to the prime rate of interest announced from time to time by National Bank of Canada plus 4 %, such interest to be calculated and compounded daily on the amount of such unpaid Losses to the date of payment.

3. Any and all payments by Cedera to Analogic hereunder or under the Promissory Note shall be made without deduction for any present or future taxes, deductions, charges, withholdings, including any Canadian federal withholding tax, levies, imposts or other assessments ("Taxes"), provided that, if Cedara shall be required by law to deduct any Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph) Analogic receives an amount equal to the sum it would have received had no such deductions been made, (ii) Cedera shall make such deductions, (iii) Cedera shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and
         (iv) Cedera shall furnish to Analogic the original or certified copy of a receipt evidencing payment thereof.

4. If, for the purpose of calculating the amount of any judgement in any court, it is necessary to convert the currency of any obligation giving rise to the judgment (the "First Currency") into another currency (the "Other Currency"), the rate of exchange used shall be that at which Analogic could purchase the First Currency with the Other Currency determined at the close of business on the banking day in Boston, Massachusetts immediately preceding the day on which judgment is rendered. The obligation of Cedera on account of any judgment shall, notwithstanding any judgement in such Other Currency, be discharged only to the extent that, on the banking day following receipt of any sum paid on account of the judgment in the Other Currency, Analogic could purchase the First Currency from Sovereign Bank New England at 12:00 noon (Boston time) on such date. If the value of the First Currency so purchased or capable of being purchased is less than the sum due to Analogic in the First Currency before conversion into the Other Currency, Cedera, as a separate and distinct obligation and notwithstanding such judgment or payment, shall indemnify Analogic against any loss and, if the value of the First Currency so purchased or capable of being purchased exceeds the sum originally due to Analogic in the First Currency before the conversion in the Other Currency, Analogic shall remit such excess to Cedara.

5. As general and continuing security for the payment of all obligations, indebtedness and liabilities of Cedara to Analogic whether incurred prior to, at the time of or subsequent to the execution hereof, including extensions or renewals, and all other present and future liabilities of Cedara to Analogic, direct or indirect, wheresoever and howsoever incurred and any ultimate unpaid balance thereof, including, without restricting the generality of the foregoing, all obligations, indebtedness and liabilities of Cedara under this agreement or under the Promissory Note (the "Obligations"), Cedara hereby grants to Analogic a continuing security interest in, and mortgages, charges and assigns to Analogic as and by way of a fixed and specific mortgage and charge, all of Cedara's present and after-acquired property, assets, and undertaking, including, without limitation, all accounts, goods, equipment, intangibles and all other personal property of any nature whatsoever, together with all proceeds (the "Collateral").

         Unless otherwise limited herein, all terms used in this agreement that are defined in the Personal Property Security Act (Ontario), as amended or replaced from time to time (the "PPSA") shall have the respective meaning assigned thereto in the PPSA. Any reference herein to "Collateral" shall, unless the context otherwise requires, be deemed a reference to "Collateral or any part thereof." Collateral will not include any consumer goods of Cedara.

         Cedara acknowledges that value has been given and that the parties have not agreed to postpone the time for attachment of the mortgages, charges, assignments and security interests provided for in this agreement.

6. This agreement and the security afforded hereby is in addition to and not in substitution for any other security now or hereafter held by Analogic, and is intended to be a continuing security agreement and shall remain in full force and effect until all Obligations together with interest accruing thereon shall be paid and satisfied in full.

7. The happening of any of the following events or conditions shall constitute default hereunder and thereupon the security hereby constituted shall become enforceable:

         (a) the non-payment when due, whether by demand, acceleration or otherwise, of any Losses, principal, interest or other amounts forming part of the Obligations or the failure of Cedara to perform any term, condition, obligation, or covenant in favour of Analogic, whether or not contained herein, including default in making any payment referred to herein;

         (b) if any order shall be made or a resolution passed for the winding-up of Cedara, or if a petition shall be filed under the Bankruptcy and Insolvency Act by or against Cedara or an authorized assignment made by it or a receiver or agent appointed under the Bankruptcy and Insolvency Act or by or on behalf of a secured creditor of Cedara or an application made under the Companies' Creditors Arrangement Act or any other relief is sought under any similar legislation in any jurisdiction or a proposal is made by Cedara to its creditors under the Bankruptcy and Insolvency Act or Cedara files a Notice of Intention to file such a proposal;

         (c) the institution by or against Cedara of any formal or informal proceeding for the discussion, liquidation of, settlement of claims against or winding up of the affairs of Cedara;

         (d) if an encumbrancer, whether permitted or otherwise, shall take possession of any part of the Collateral, or if any process of a Court, execution, or distress becomes enforceable or is enforced against any of the Collateral;

         (e) if Cedara ceases or threatens to cease to carry on business, makes or agrees to make a bulk sale of assets without complying with applicable law or commits an act of bankruptcy, or otherwise acknowledges its insolvency;

         (f) if any execution, sequestration or other process of any court becomes enforceable against Cedara or if a distress or analogous process is levied upon the Collateral or any part thereof; or

         (g) if any of the property of Cedara is seized by or on behalf of a creditor pursuant to security or otherwise.

8. At any time after the occurrence of any default, Analogic may declare any or all of the Obligations not then payable to become immediately due and payable and the security hereby constituted will immediately become enforceable. To enforce and realize on the security hereby constituted, Analogic may exercise any one or more of its remedies available at law or otherwise, including, without limitation, all remedies provided for in the PPSA and the appointment by instrument in writing of a receiver, receiver-manager, or receiver and manager (the "Receiver") of the Collateral, with or without bond, and may from time to time remove the Receiver and appoint another in its stead.

9. A Receiver appointed by Analogic as aforesaid will be deemed to be the agent of Cedara and not of Analogic, and Cedara shall be solely responsible for the Receiver's acts or defaults and Analogic shall not be in any way be responsible therefor, and Analogic shall not be liable to the Receiver for its remuneration, costs, charges or expenses. It is further specifically understood and agreed that the Receiver appointed pursuant to the provisions of this agreement by Analogic shall have, subject to any limitations in the instrument in writing or any order of a court of competent jurisdiction appointing it, all of the rights and powers of Analogic hereunder and the following additional rights and powers:

         (a) to carry on or concur in carrying on all or any part of the business of Cedara; and

         (b) to borrow money, upon the security of the whole or any part of the Collateral for the purpose of carrying on all or any part of the business of Cedara and for the preservation and realization of the Collateral, or to maintain the whole or any part of the Collateral in a manner that will be sufficient to obtain the amounts from time to time required in the opinion of the Receiver, and in so doing the Receiver may issue certificates (each herein called a "Receiver's Certificate") that may be payable as the Receiver considers expedient and bear interest as stated therein, and the amounts from time to time payable under any Receiver's Certificate shall charge the Collateral in priority to this agreement and Cedara hereby charges the Collateral with the debts, if any, owing from time to time under any Receiver's Certificate.

         In exercising its powers hereunder, any Receiver will be free to deal with the Collateral and any assets of Cedera related thereto in such order or manner as it may be directed by Analogic, any rule of law or equity to the contrary notwithstanding, including, without limitation, the equitable principle or doctrine of marshalling.

10. Cedara shall pay to Analogic on demand any and all costs, charges and expenses, including without limitation legal costs on a solicitor and client basis incurred or paid by Analogic in protecting or enforcing its rights upon or under Collateral. After the payment of the expenses of retaking and disposing of the Collateral, Cedara shall remain liable to Analogic for any deficiency remaining to be paid on moneys owing under this agreement after the application of the proceeds of disposition of the Collateral.

11. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any provision hereof prohibited by such law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

12. Cedara shall from time to time forthwith on Analogic's request do, make and execute all such financing statements, financing change statements, further assignments, documents, acts, matters and things as may be required by Analogic of or with respect to the Collateral or any part thereof or as may be required to give effect to these presents.

13. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. No failure to exercise, nor any delay in exercising, on the part of Analogic, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

15. Neither this agreement nor any of the rights granted herein, nor any of the other interests and obligations created hereunder, may be transferred, assigned or delegated by Cedera without the prior written consent of Analogic, and any purported transfer, assignment or delegation without such consent shall be void.

         IN WITNESS WHEREOF the parties have executed this agreement as of the date first written.

                                       ANALOGIC CORPORATION
                                       by  /s/ Thomas J. Miller
                                           ----------------------------------
                                           Name:  Thomas J. Miller
                                           Title: President and CEO


                                       CEDARA SOFTWARE CORP.
                                       by  /s/ FRASER SINCLAIR
                                           ----------------------------------
                                           Name:  FRASER SINCLAIR
                                           Title: CFO and Corporate Secretary